INVESTMENT MANAGEMENT
                                OF AMERICA, INC.
            101 Philippe Parkway, Suite 300, Safety Harbor, Fl 34696
                                 (813) 669-0040

                          BINDING LETTER OF AGREEMENT

This Letter of Agreement will confirm various discussions with Terry Hunter and his management team (hereinafter Team) and Investment Management of America, Inc. (hereinafter IMA), and Orion Financial, Ltd. (hereinafter OFL). The objective of our discussions has been to outline IMA's intent and objective to bring the "Funtastix" brand shoe back into existence by providing various levels of funding, as required, to meet the cash flow obligations as reflected in the pro forma provided by the Team. The agreement will be as follows:

1. OFL agrees to issue 26,129,941 shares of OFL to IMA and its related persons in return for $35,000.

2. OFL will raise a minimum of eight hundred eighty-thousand dollars ($880,000) in the form of convertible debt ("Convertible Debt") or equity. The Convertible Debt or equity will be dilutive in nature to all stockholders at the time of a secondary offering. The convertible debt will be sold at par, will have a term of ten (10) years and will bear interest not to exceed 10% per annum with accumulated interest due on the due date of the convertible note. The convertible debt will be required to be converted at the time of any secondary offering with a conversion price equal to the greater of $4.50 or a price equal to 75% of the public offering price.

3. An agreement will be in effect between OFL and the Colby, Kansas investor group and/or the nine AM bridge loan investors which would require the issuance of 1,162,780 shares of stock.

4. Key OFL shareholders will agree to exercise their respective options which total 2,400,000 shares.

5. All OFL stock owned by IMA, the six stock option shareholders of OFL, the Team and Asia Pacific Industries Development Group (hereinafter APIDG) will be restricted for (1) year from the date of closing.

6. Future options and stock incentive programs will be put in place for the management team. In addition, a qualified Board of Directors will be formed on an equitable basis. Any person serving on the new board of directors of OFL will receive a 500,000 share after 10 for one split, 50,000 shares at $3.00 per share option to purchase stock at $.30 per share exercisable as any time up to the earlier of 5 years after the date of issuance or six months after completion of a secondary offering.

                                                                       Page (01)

7.   Upon closing, the number of shares of OFL will be as follows:

                                                             No. of Shs.
                                                             -----------
         Orion Financial      Currently Outstanding           4,641,522
                              Stock Options                   2,400,000
                              Total                           7,041,522

         AFI Mgmt.                                            6,604,838

         APIDG                                                4,548,787

         IMA                                                  26,129,941

         Colby/Bridge Ln.                                     1,162,780

         TOTAL                                                45,487,867

The parties agree that this contemplated transaction will be consummated no later than May 15, 1998, the ("Closing Date"). The "Closing Date" may be extended if both parties mutually agree.

          A. Due Diligence. Prior to the closing of the transaction, The Team and OFL will provide IMA all documentation relative to the completion of the transaction in order to successfully complete its Due Diligence, including, but not limited to:

               a. Pertinent corporate documents - incorporation papers, certificates, resolutions, etc. Of all companies and subsidiaries.
               b.   Financial statements.
               c.   Stockholder lists and corporate records.
               d.   All past and pending litigation.
               e. Make all necessary information and key personnel available to assist in the development of a complete business plan for IMA.

          B. Responsibility. No Party shall be responsible for any of the other's expenses in connection with the negotiations and due diligence contemplated.

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


          C. Additional Terms. The transaction is subject to the following additional terms and conditions.

               (1) The approval and consent of the Board of Directors of OFL and IMA shall have been obtained prior to the closing date.

               (2) All necessary filings with, or approvals by state and federal governmental agencies or regulatory bodies shall be made by each party.

               (3) As part of the closing, key employees of the Team agree to enter into employment agreements, including but not limited to compensation, benefits, bonus plans, etc. Employment agreements will contain a non compete clause.

          D. Exclusive. Prior to the closing and during the term of this Letter of Agreement, neither the Team nor the directors and/or shareholders of OFL will discuss or negotiate with any other corporation, firm or person, or entertain or consider any inquiries or proposals relating to the possible sale of a material portion of its stock or their assets.

          E. Announcements. Public announcements by a party herein concerning the execution of this letter and the transactions contemplated hereby shall be submitted for prior review and approval (such approval not to be unreasonably withheld) by the other party.

          F. Obligation of Good Faith. The Team, IMA and OFL shall proceed forward and be obligated in good faith to negotiate the terms and conditions of this transaction.

          G. Notices. All notices, consents, requirements, approvals and notices and other communications provided herein shall be in writing, and shall be deemed given when delivered personally or mailed by certified mail, postage prepaid.

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                  As to the Team:

         M. Terry A. Hunter
         226 W. Delaware Circle
         Littleton, CO 80120
         Phone: (303) 798-5512
         Fax: (303) 794-7342 c/o Roger Arthur

                  As to IMA:

         Mr. Gerald C. Parker
         101 Philippe Parkway #300
         Safety Harbor, Fla 34695
         Phone: (813) 669-0040
         Fax: (813) 725-9570

                  As to OFL:

         ORION FINANCIAL, LTD.
         Mr. Dean Boedeker, President & CEO
         80 N. Hoyt St.
         Denver, CO 80226
         Phone: (303) 860-6382
         Fax: (303) 860-6045

          H. Acceptance. If the foregoing is acceptable to you, please indicate your acceptance by signing and returning a copy of this letter. It is mutually agreed that the law firm of Smith McCullough, P.C. or Edward O. Byrne will prepare the closing documents.

          I. Letter of Agreement. No party shall bear any liability to the other in the event of non-completion of said transaction by all panties on or before May 15, 1998. If this transaction does not occur, this letter of Agreement shall be null and void unless an extension is mutually agreed upon prior to the aforementioned date.

          J. This binding Letter of Agreement is contingent upon consummation of an agreement between OFL and APIDG satisfactory to IMA to provide a minimum three million dollar ($3,000,000) inventory financing to OFL with a minimum of 120 day dating.

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



AGREED AND ACCEPTED;

INVESTMENT MANAGEMENT OF AMERICA, INC.



By /s/ Gerald C. Parker                     Attested: /s/ Gerald C. Parker
   -------------------------------          -----------------------------------
Gerald C. Parker, President

Date: April 23, 1998


The Team:

By /s/ Terry A. Hunter                      Attested: /s/ Terry A. Hunter
   -------------------------------          -----------------------------------
Terry A. Hunter, Individually

Date: April 23, 1998

AGREED AND ACCEPTED

ORION FINANCIAL, LTD.


By /s/ Dean Boedeker                        Attested: /s/ Dean H. Boedeker
   -------------------------------          -----------------------------------
Dean Boedeker, President

Date: April 23, 1998

AGREED AND ACCEPTED



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

               AMENDMENT NUMBER ONE TO BINDING LETTER OF AGREEMENT

     THIS AMENDMENT NUMBER ONE TO BINDING LETTER OF AGREEMENT among Orion Financial, Ltd. ("OFL"), Terry Hunter and Investment Management of America, Inc. ("IMA") is dated May 1, 1998.

     OFL, Terry Hunter and IMA hereby agree that the Binding Letter of Agreement dated April 23, 1998 ("Agreement") is amended by replacing paragraph 4 of the Agreement with the following:

               4. Key OFL shareholders, except for Thomas A. Breen, will exercise their respective options for a total of 2,000,000 shares.


AGREED AND ACCEPTED:

Investment Management of America, Inc.


/s/ Gerald C. Parker
--------------------------------------
Gerald C. Parker, President
Date: May 1, 1998


AGREED AND ACCEPTED:


/s/ Terry A. Hunter
--------------------------------------
Terry A. Hunter, Individually
Date: May 1, 1998


AGREED AND ACCEPTED:

Orion Financial, Ltd.


/s/ Dean H. Boedeker
--------------------------------------
Dean H. Boedeker, President
Date: May 1, 1998